Exhibit 10.14

LEASE

BY AND BETWEEN

BROADWAY BUSINESS CENTER LLC

AND

LESLIE’S POOLMART, INC.

October 31, 2000

ARTICLE I REFERENCE DATA		1

1.1	BASIC LEASE TERMS.	1

1.2	EXHIBITS.	3

ARTICLE II PREMISES AND TERM		3

2.1	PREMISES.	3

2.2	APPURTENANT RIGHTS AND RESERVATIONS.	4

2.3	TERM.	4

ARTICLE III DELIVERY OF PREMISES; CONSTRUCTION		4

3.1	INITIAL CONSTRUCTION.	4

3.2	DELIVERY OF POSSESSION AND COMMENCEMENT DATE.	4

3.3	CONCLUSIVENESS OF LANDLORD’S PERFORMANCE.	5

3.4	GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.	5

ARTICLE IV RENT		6

4.1	BASE RENT.	6

4.2	ADDITIONAL RENT.	7

4.3	REAL PROPERTY TAXES.	7

4.4	CAM EXPENSES.	8

4.5	PAYMENTS.	9

ARTICLE V LANDLORD’S COVENANTS		10

5.1	LANDLORD’S COVENANTS DURING THE TERM	10

5.2	INTERRUPTIONS.	11

ARTICLE VI TENANT’S COVENANTS		12

6.1	TENANT’S COVENANTS DURING THE TERM.	12

ARTICLE VII CASUALTY AND TAKING		17

7.1	CASUALTY AND TAKING.	17

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7.2	RESERVATION OF AWARD.	17

ARTICLE VIII RIGHTS OF MORTGAGEE		18

8.1	SUBORDINATION.	18

8.2	SUCCESSOR LANDLORD.	18

ARTICLE IX DEFAULT		19

9.1	EVENTS OF DEFAULT.	19

9.2	TENANT’S OBLIGATIONS AFTER TERMINATION.	20

9.3	LANDLORD DEFAULT.	20

ARTICLE X MISCELLANEOUS		21

10.1	NOTICES FROM ONE PARTY TO THE OTHER.	21

10.2	BIND AND INURE.	21

10.3	NO SURRENDER.	21

10.4	NO WAIVER, ETC.	21

10.5	NO ACCORD AND SATISFACTION.	22

10.6	CUMULATIVE REMEDIES.	22

10.7	LANDLORD’S RIGHT TO CURE.	22

10.8	ESTOPPEL CERTIFICATE.	22

10.9	WAIVER OF JURY TRIAL.	23

10.10	ACTS OF GOD.	23

10.11	BROKERAGE.	23

10.12	SUBMISSION NOT AN OFFER.	23

10.13	APPLICABLE LAW AND CONSTRUCTION.	23

10.14	EXTENSION OPTION.	24

10.15	SIGNS.	25

10.17	ACKNOWLEDGMENT OF LENDER’S LIEN.	25

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EXHIBITS

EXHIBIT A	PLAN OF PREMISES	A-1

EXHIBIT A-1	LEGAL DESCRIPTION AND PLAN OF PROPERTY	A-1-1

EXHIBIT B	WORK LETTER	B-1

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ARTICLE I

REFERENCE DATA

1.1 BASIC LEASE TERMS.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1:

LANDLORD:	Broadway Business Center LLC, a Massachusetts limited liability company

LANDLORD’S NOTICE ADDRESS:

c/o Great Point Investors LLC

265 Franklin Street, 18th Floor

Boston, MA 02110

Attn: John H. Baxter

with a copy to:

Bancroft Capital Advisors, Inc.

1112 Ocean Drive, Suite 300

Manhattan Beach, CA

Attn: Douglas J. McDonald

Rent payments to:

c/o Trammell Crow Company

P.O. Box 52673

Phoenix. AZ 85072-2673

TENANT:	Leslie’s Poolmart, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:

Prior to the Commencement Date:

CONFIDENTIAL

20630 Plummer Street

Chatsworth, CA 91311

Attn: Legal

And a copy to:

Foothill Capital Corp.

2450 Colorado Avenue

Suite 3000 West

Santa Monica, CA 90404

After the Commencement Date:

At the Premises

And a copy to:

Foothill Capital Corp.

2450 Colorado Avenue

Suite 3000 West

Santa Monica, CA 90404

PREMISES:	Approximately 37,579 rentable square feet on the first floor of the building commonly known as 4620 40th Street, Phoenix, Arizona (the “Building”), which Premises are shown on the plan attached to this Lease as Exhibit A, together with the right, in common with others, to use all easements, rights and privileges appurtenant to the Premises and the property known as 4620 40th Street and 4500 S. 40th Street, Phoenix, Arizona, which is more fully described in Exhibit A-1 (the “Property”), which Property is known as Broadway Business Center

RENTABLE FLOOR AREA OF PREMISES:	Approximately 37,579 rentable square feet

COMMENCEMENT DATE:	Substantial completion of Landlord’s Work (as provided for in Section 3.1)

SCHEDULED COMMENCEMENT DATE:	December 14, 2000 with respect to that portion of the space shown on Exhibit A as the “Second Generation Space” and January 3, 2000 with respect to that portion of the space shown on Exhibit A as the “Shell Space”

BUILDING RENTABLE AREA:	75,140 rentable square feet

TENANT’S PRO RATA SHARE:	50% with respect to items relating solely to the Building and 27% with respect to all other items

EXPIRATION DATE:	The last day of the 75th full calendar month after the Commencement Date

TERM:	Approximately six years and three months commencing on the Commencement Date and expiring on the Expiration Date

OPTION:	One five year extension option

LEASE YEAR:	The period of twelve full calendar months beginning with the first full calendar month of the Term, and each subsequent period of twelve full calendar months during the Term

BASE RENT:	Months 1-3	$0.00
	Months 4-27	$27,056.88/month
	Months 28-39	$27,868.59/month
	Months 40-51	$28,706.60/month
	Months 52-63	$29,567.16/month
	Months 64-75	$30,454.02/month

OPTION BASE RENT:	For each Lease Year: 103% of the Base Rent for the previous Lease Year

SECURITY DEPOSIT:	None

PERMITTED USES:	General office purposes

TENANT IMPROVEMENT ALLOWANCE:	$697,416.00

PARKING SPACES:	225 unreserved spaces; 10 covered reserved spaces

BROKERS:	Trammell Crow Company and Grubb & Ellis

1.2 EXHIBITS.

The exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A	Plan of Premises

EXHIBIT A-1	Plan of Property and Legal Description of Property

EXHIBIT B	Work Letter

ARTICLE II

PREMISES AND TERM

2.1 PREMISES.

Landlord hereby leases to Tenant, and Tenant leases from Landlord the Premises for the rents hereinafter reserved, and upon and subject to the terms and conditions of this Lease.

2.2 APPURTENANT RIGHTS AND RESERVATIONS.

Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use and to permit its invitees to use in common with others the Common Areas (as defined in Section 4.4) of the Building and the Property. Such rights shall always be subject to reasonable, nondiscriminatory, uniformly applied rules and regulations from time to time established by Landlord by written notice to Tenant in advance (which rules and regulations do not require structural changes or otherwise unreasonably and adversely affect Tenant’s business) and to the right of Landlord to reasonably designate and change from time to time any Common Areas provided Tenant is given written notice before any such change and such change does not unreasonably and adversely affect Tenant’s business.

2.3 TERM.

The Premises are leased for the Term unless the Term shall sooner terminate pursuant to any of the terms of this Lease or pursuant to Law.

ARTICLE III

DELIVERY OF PREMISES; CONSTRUCTION

3.1 INITIAL CONSTRUCTION.

As indicated in the Work Letter Agreement attached hereto as Exhibit B (the “Work Letter”), Landlord shall complete the Landlord’s Work (as defined in the Work Letter) on the terms, conditions and provisions set forth in the Work Letter. Except for Landlord’s Work, Landlord is leasing the Premises to Tenant “as is,” excluding any latent defects, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability), subject to all recorded matters, laws, ordinances, codes and governmental regulations and orders.

3.2 DELIVERY OF POSSESSION AND COMMENCEMENT DATE.

For purposes of determining the Commencement Date only, the Premises shall be considered as delivered upon the first to occur of:

(a) the date on which (i) Landlord or Landlord’s architect gives notice of Substantial Completion (as hereinafter defined) of Landlord’s Work (provided that Substantial Completion has occurred on said date), and (ii) Landlord has delivered actual possession of the Premises to Tenant free of all tenants and occupants; or

(b) if the date of Substantial Completion of Landlord’s Work is delayed by reason of Tenant Delays (as defined in the Work Letter), the date on which, in Landlord’s architect’s reasonable judgment, provided timely notice of such Tenant Delay was provided to Tenant, Landlord’s Work would have been Substantially Completed but for such Tenant Delays.

“Substantial Completion” of Landlord’s Work shall mean (i) completion of Landlord’s Work except for items which can be completed after Tenant’s occupancy without undue interference with Tenant’s use of the Premises (“Punchlist Items”) and (ii) the issuance of a certificate of occupancy for the Premises with respect to Landlord’s Work, if such a certificate is issued by the City of Phoenix for such work. Landlord shall promptly commence and use commercially reasonable efforts to complete or correct all Punchlist Items within thirty days or, if such completion is not feasible for any reason, as soon as conditions permit, and Tenant shall afford Landlord access to the Premises for such purpose pursuant to the terms of this Lease, provided that Landlord does not unreasonably interfere with Tenant’s use or occupancy of the Premises. Tenant’s acceptance of the Premises shall not diminish or otherwise affect Landlord’s maintenance or other obligations provided for in this Lease.

Tenant shall be permitted access to the Premises up to thirty (30) days in advance of the estimated date of Substantial Completion for the purposes of installing telephone and computer wiring, modular cubicles and furniture in the Premises. Such access shall be conditioned upon (a) delivery to Landlord of a certificate of insurance as required by Section 6.1.9 and (b) Tenant’s activities in the Premises during, such early access period not unreasonably interfering with or delaying Landlord’s completion of Landlord’s Work. Tenant may use such utilities as are available during the course of pre-possession entry at no cost.

Landlord shall use diligent efforts to deliver the various portions of the Premises to Tenant on or before the Scheduled Commencement Dates. If delivery of all or a portion of the Premises is delayed as a result of a Landlord Delay (as defined in the Work Letter), Tenant shall receive an abatement of one day of Base Rent for that portion of the Premises not delivered for each day of delay so caused. Nothing contained in this lease shall cause the Commencement Date to occur until both the “Second Generation Space” and the “Shell Space” are substantially complete.

3.3 CONCLUSIVENESS OF LANDLORD’S PERFORMANCE.

Except for latent defects, and except to the extent Tenant shall have given Landlord notice not later than 90 days after the Commencement Date of defects in Landlord’s Work, Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work.

3.4 GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.

Tenant shall not make any installations, alterations, additions, or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord, which shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant may make non-structural, interior alterations to the Premises up to $25,000.00 without first obtaining the prior written consent of Landlord. Tenant shall reimburse Landlord for all reasonable and actual costs incurred by Landlord or any Superior Mortgagee (as defined below) in reviewing Tenant’s proposed installation, alterations, additions or improvements, and provided further that, in order to protect the functional integrity of the Premises (and if required by Landlord), all such installations, alterations, additions or improvements shall be performed by contractors selected from a list of approved contractors prepared by Landlord from time to time. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications therefore approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any such work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable insurance requirements, laws, ordinances, regulations and orders of governmental authorities. Tenant shall employ for such work only contractors approved by Landlord and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises with a combined single limit not less than $3,000,000 and shall submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall indemnify and hold harmless Landlord from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant upon reasonable notice at reasonable times. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans and lien waivers, as applicable, for all labor and materials.

Tenant covenants and agrees that with respect to the carpentry work on any and all alterations, improvements and/or additions that are made to the Premises, Tenant’s construction managers, general contractors and subcontractors shall be signatory to and in good standing under the Carpenters Union collective bargaining agreement covering the geographical area where the work is performed, and with respect to non-carpentry work, wherever possible, such work shall be performed by contractors signatory to and in good standing under the collective bargaining agreement of the local building trades union affiliated with the AFL-CIO which covers that work. If the construction manager, general contractor and/or subcontractor with responsibility for the carpentry work is not signatory to and in good standing under the Carpenters Union’s collective bargaining agreement, then the Landlord shall have the right, upon 24 hours’ written notice to Tenant, to order Tenant to cease all work on the Premises, in which event all work then in progress shall be halted and shall not be recommenced until and unless Tenant’s construction manager, general contractor and/or subcontractor becomes subject to or covered by and in good standing under the Carpenters Union’s collective bargaining agreement. The requirements of this paragraph shall cease to apply if the Premises is sold to an entity which does not require same.

ARTICLE IV

RENT

4.1 BASE RENT.

Beginning on the Commencement Date, Tenant agrees to pay rent to Landlord without notice or demand and without any offset or reduction whatever (except as made in accordance with the express provisions of this Lease), equal to the Base Rent in equal installments in advance on the first day of each calendar month included in the Term. If the Commencement Date occurs on a day other than the first day of a calendar month, Tenant shall pay to Landlord, on the Commencement Date, Base Rent for the partial month after the Commencement Date at the proportionate rate payable for such portion.

4.2 ADDITIONAL RENT.

All sums payable by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent;” the term “Rent” shall mean Base Rent and Additional Rent. Landlord shall reasonably estimate in advance by written notice to Tenant at least thirty days in advance and beginning on the Commencement Date Tenant shall pay the following costs (the “Total Operating Costs”), to be paid with the Base Rent throughout the Term in equal monthly installments based on Landlord’s most recent reasonable estimate: (i) all Real Property Taxes for which Tenant is liable under Section 4.3 of the Lease, (ii) all utility costs (if not separately metered) for which Tenant is liable under Section 6.1.1 of the Lease, and (iii) all CAM Expenses for which Tenant is liable under Section 4.4 of the Lease. Landlord may adjust its estimates of Total Operating Costs at any time based upon Landlord’s experience and reasonable anticipation of costs, upon at least ten business days prior written notice specifying the reasons for any adjustments. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within 90 days after the end of each fiscal year (which shall be January 1 through December 31 for this Lease) during the Term, Landlord shall deliver to Tenant a statement (the “Statement”) prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Total Operating Costs paid and incurred by Landlord during the preceding fiscal year in accordance with this Lease. Within thirty days after Tenant’s receipt of such Statement, there shall be an adjustment made in good faith between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) in order that Landlord shall have received the actual amount of Total Operating Costs for such period. If a credit is due in the final year of any Term for which any option is not, or has not been, exercised, Landlord shall reimburse Tenant by check. Tenant (and its accountants and representatives) shall have the right, within thirty days of receipt of the Statement, to notify Landlord that it would like to audit Landlord’s books and records with respect to the Total Operating Costs. Such audit is to be performed by a qualified certified public accountant at Tenant’s sole cost and expense (except as provided in the following sentence) and is to be performed and completed within two months of the receipt of the Statement by Tenant. If such audit reveals that the Total Operating Costs billed to Tenant exceed the actual Total Operating Costs to have been paid by Tenant by more than ten percent, Landlord shall pay the reasonable costs of such audit and shall reimburse or credit Tenant for any overcharged amount.

In addition to its obligation to pay Base Rent and Total Operating Expenses, Tenant is required hereunder to pay directly to suppliers, vendors, carriers, contractors, etc. certain insurance premiums, utility costs, personal property taxes, cleaning and other expenses (collectively “Additional Expenses”). If Landlord pays for any Additional Expenses in accordance with the terms of this Lease, Tenant’s obligation to reimburse such costs shall be an Additional Rent obligation. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent due after Tenant received written notice of the amount of such Additional Rent.

4.3 REAL PROPERTY TAXES.

Tenant shall pay its Pro Rata Share of all Real Property Taxes on the Property attributable to any period included in the Term; provided, however, if the Term includes only a portion of a fiscal tax period, the Real Property Taxes for such period shall be prorated according to the fraction of the total days in such period falling within the Term, and Tenant shall be responsible for paying only such prorated amount. The term “Real Property Taxes” shall mean taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, impositions, excises, charges, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Premises. If at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then all of such taxes, assessments, levies, or charges, to the extent so measured or based, shall be deemed to be a Real Property Tax. Notwithstanding any other provision of this Lease, Real Property Taxes shall not include, and Tenant shall have no obligation to pay, any taxes on Landlord’s income, rent (except in the case above), profits, business or estate, or any personal property, franchise, gross receipts, inheritance or estate taxes, Landlord’s failure to timely pay taxes (unless caused by Tenant’s non-payment), nor any administrative fee. Landlord shall use commercially reasonable efforts in determining whether to dispute any Real Property Taxes attributable to any fiscal tax period included wholly or partially within the Term. The cost of such review and/or contest shall be included in the calculation of Total Operating Costs.

4.4 CAM EXPENSES.

“CAM Expenses” are all out-of-pocket costs and expenses paid or incurred by Landlord in connection with the operation and maintenance of the Common Areas (as defined below), the Property and the repair, maintenance and/or, replacement of the heating, ventilation, air conditioning, plumbing, electrical, utility, and safety systems, including, but not limited to, the following: gardening and landscaping; snow removal; utility, water and sewage services for the Common Areas or provided to all tenants of the Property; maintenance of signs; worker’s compensation insurance; personal property taxes; rental or lease payments for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; routine maintenance, repair and replacement of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; repair, maintenance and replacement of paving (including sweeping, striping, repairing, resurfacing and repaving); general maintenance; painting; lighting; cleaning; refuse removal; payroll of maintenance personnel and management personnel not above the level of property manager; security guards; a property management fee (not to exceed market rates); and premiums for the insurance carried by Landlord pursuant to Section 5.1.4 of this Lease. Notwithstanding any other provision of this Lease, CAM Expenses shall not, however, include the following: rent and other concessions, refurbishment and improvement expenses incurred in connection with other tenant’s spaces, leasing commissions, advertising and promotional expenses, legal fees and other costs in leasing and procuring new tenants for the Property; expenditures for capital improvements except (i) capital expenditures which Landlord reasonably anticipates will have the effect of reducing current and/or future CAM Expenses and (ii) capital expenditures required by laws enacted or regulations promulgated after the date of this Lease (provided, however, only an amortized portion of any capital expenditures permitted to be included in CAM Expenses shall be included in CAM Expenses for the year in which the expenditures are incurred and subsequent years, on a straight line basis, over the useful life of the item, with an interest factor reasonably determined by Landlord in good faith at the time of Landlord’s having incurred said expenditure); cost of repairs or replacements incurred by reason of fire or other casualty or by the exercise of the right of eminent domain to the extent to which Landlord is compensated therefor through proceeds of insurance or a condemnation award; accounting and legal fees and other expenses incurred in disputes with tenants; costs incurred in performing work or furnishing services exclusively to or for the benefit of individual tenants or prospective tenants and which are separately billed to such tenants, including, but not limited to painting, redecorating and after hours HVAC; payments of principal, interest and other charges under any Superior Mortgage or rent and other charges payable under any Superior Lease; salaries, wages, benefits and other expenses of administrative employees and other employees involved in the operation or management of the Property above the level of property manager; compensation paid to employees or other persons in connection with commercial concessions operated by Landlord; Landlord’s general overhead and general administrative expenses; costs due to Landlord’s violation of any agreement or law; acquisition costs or any depreciation of land and buildings at the Property; costs due to defective construction of the Property; costs, fees and compensation paid by or to Landlord to any party affiliated with Landlord to the extent that such costs, fees or compensation exceed those charged by unaffiliated third parties on a competitive basis; costs incurred as a result of the Property violating any valid applicable building code, regulation, or law in effect prior to the Commencement Date; reserves; and costs arising from the presence of any hazardous materials at the Property (provided such condition is not Tenant’s responsibility under the terms of this Lease). Notwithstanding the foregoing, when determining CAM Expenses for which Tenant is charged its Pro Rata Share, all controllable CAM Expenses shall not be increased cumulatively by more than 4% each Lease Year.

As used in this Lease, “Common Areas” shall mean all areas within the Property which are not part of the rentable areas of the Property including, but not limited to, lobbies, loading docks, cafeterias, parking areas, driveways, sidewalks, access roads, landscaping, and planted areas. Landlord, from time to time, may change the size, location, nature, and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures), and increase or decrease Common Area land or facilities provided that such change shall not materially interfere with Tenant’s use of the Premises and Common Areas.

4.5 PAYMENTS.

All payments of Rent shall be made to Landlord at Landlord’s Notice Address, or to such other person as Landlord may from time to time designate by written notice to Tenant. If any installment of Rent is paid more than 5 days after written notice from Landlord of such late payment, at Landlord’s election, it shall bear interest from such due date at a rate equal to the average prime commercial rate from time to time established by FleetBoston plus 4% per annum, which interest shall be immediately due and payable as further Additional Rent.

ARTICLE V

LANDLORD’S COVENANTS

5.1 LANDLORD’S COVENANTS DURING THE TERM

Landlord covenants during the Term:

5.1.1 Repairs and Maintenance. Except as provided in Article VII, Landlord shall perform all maintenance, repairs, improvements and replacements necessary to keep in good condition and working order, and in compliance with all applicable laws, the foundation, floor slab, columns, exterior walls, floors, roof, roof drainage system and other structural elements of the Building (collectively, “Structural Components”), and the outdoor lighting, sprinkler system, Building electrical system, Building pipes and plumbing system, all Common Areas, the HVAC system and all other mechanical systems and equipment of the Building not exclusively serving the Premises. Within a reasonable time after receiving actual knowledge thereof, Tenant shall notify Landlord of any maintenance within the Premises that Landlord is obligated to perform pursuant to this Section 5.1.1 and Landlord shall complete same with reasonable diligence. Landlord shall repair any and all damage or defects caused by the negligence or intentional act of Landlord, its employees, agents or contractors.

5.1.2 Quiet Enjoyment. That Landlord has the right to make this Lease and that Tenant on paying the Rent and performing its obligations hereunder shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance, interference or molestation from Landlord or anyone claiming under Landlord, subject however to all the terms and provisions hereof.

5.1.3 Insurance. During the Term, Landlord shall maintain in effect all risk insurance covering loss of or damage to the Building and all leasehold and other improvements at the Property in the amount of its replacement value with such endorsements and deductibles as Landlord shall reasonably determine prudent from time to time. Landlord shall have the right to obtain flood, earthquake, and such other insurance as Landlord shall reasonably determine prudent from time to time or shall be reasonably required by any lender holding a security interest in the Premises. Landlord shall not obtain insurance for Tenant’s trade fixtures, equipment or leasehold improvements. During the Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year’s Base Rent, plus estimated Real Property Taxes, Operating Costs, and insurance premiums. Tenant shall not do or permit anything to be done which shall invalidate any such insurance. Any policy obtained by Landlord shall not be contributory, shall not provide primary insurance, and shall be excess over any insurance maintained by Tenant. Landlord shall also maintain during the Term a policy of general liability insurance in an amount not less than $3,000,000 combined single limit in any one accident with respect to the Premises naming Tenant as an additional insured, with a cross-liability endorsement.

5.1.4 Tenant’s Access. Tenant shall have uninterrupted access to the Premises at all times (24 hours each day and seven days each week).

5.1.5 Indemnity. To indemnify and hold harmless Tenant from any liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments arising from any breach by Landlord of its obligations under this Lease or any act of negligence of Landlord or any Indemnified Parties (as defined in Section 6.1.8), except to the extent arising out of the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees.

5.1.6 Environmental Indemnity. To indemnify and hold harmless Tenant from any liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments arising from (a) injury to or death of any person, or damage to or loss of property or (b) any third-party action or any governmental inquiry or action, resulting from the presence of any hazardous substance (as defined in Section 6.1.4) at the Property (i) as of the date of this Lease or (ii) resulting from the negligence or willful misconduct of Landlord; except to the extent that any circumstance described above is arising from the negligence or willful misconduct of Tenant, its invitees, agents or contractors.

5.1.7 ADA. Landlord shall be responsible for ensuring that as of the Commencement Date the Common Areas being used by Tenant comply with the Americans With Disabilities Act.

5.2 INTERRUPTIONS.

Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of necessary inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion thereof in accordance with this Lease. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause beyond Landlord’s reasonable control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency acting in good faith, until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance written notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Landlord also reserves the right, by written notice to Tenant at least 10 days in advance, to institute such policies, programs and measures as may be required to comply with applicable municipal/governmental codes, rules, regulations or standards.

ARTICLE VI

TENANT’S COVENANTS

6.1 TENANT’S COVENANTS DURING THE TERM.

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

6.1.1 Tenant’s Payments. To pay when due (a) all Base Rent and Additional Rent, (b) all taxes which may be imposed on Tenant’s personal property in the Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, (c) all charges by public utilities for telephone, electricity and other utility services (including service inspections therefor) rendered to the Premises, and (d) as Additional Rent, all other charges payable to Landlord pursuant to this Lease.

6.1.2 Repairs and Yielding Up. Except as otherwise provided in this Lease, at Tenant’s sole expense to keep the Premises in as good order, repair and condition as exists on the Commencement Date or in such improved condition as it may be put during the Lease Term, normal wear and damage by fire, casualty and eminent domain excepted, and to make all necessary and customary repairs thereto in order to do so; and at the expiration or termination of this Lease peaceably to yield up the Premises and all changes and additions therein in good order, repair and condition, first removing all goods and effects of Tenant and any Tenant alterations required to be removed by Landlord, and repairing all damage caused by such removal and restoring the Premises and leaving the Premises clean and neat. At the time that Tenant requests Landlord’s consent to any alterations, Tenant may request that in connection with the granting of such consent, Landlord state whether such alterations or improvements will need to be removed by Tenant at the end of the Lease Term. Alterations for which Landlord’s consent is not required are not required to be removed.

6.1.3 Cleaning. At its sole cost and expense enter into a service contract to provide for the cleaning of the Premises. Such cleaning contracts and the vendors thereunder shall be subject to Landlord’s reasonable approval.

6.1.4 Occupancy and Use. To use and occupy the Premises only for the Permitted Uses; not to injure or deface the Premises; not to permit in the Premises any use thereof which is contrary to law or ordinances, or creates a nuisance or to render necessary any alteration or addition to the Building; not to dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises; and not to generate, store or dispose of hazardous substances in or on the Premises or dispose of hazardous substances from the Premises to any other location without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, and then only in compliance with all applicable laws, ordinances and regulations; to notify Landlord of any incident which would require the filing of a notice under applicable federal, state, or local law; not to store or dispose of hazardous substances on the Premises without first submitting to Landlord a list of all such hazardous substances and confirming in writing to Landlord that Tenant has obtained all permits required therefor and thereafter providing to Landlord on an annual basis Tenant’s certification that all such permits have been renewed with copies of such renewed permits; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws, to the extent applicable to Tenant’s particular use of the Premises, including without limitation, the Americans with Disabilities Act. Tenant shall not be so required if such is required of the Property in general. “Hazardous substances” as used in this paragraph shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 and regulations adopted pursuant to said Act, provided, however, “hazardous substances” shall not include customary quantities of ordinary office and cleaning products, fuel for any generators on the Premises.

6.1.5 Rules and Regulations/Security. To comply with any reasonable, nondiscriminatory, uniformly applied rules and regulations hereafter made by Landlord, which do not materially interfere with Tenant’s use of the Premises, of which Tenant has been given notice, for the care and use of the Premises and the Property. To provide, at its sole cost and expense, any security system serving the Premises. Tenant acknowledges that Landlord is not providing any security system or security guards at the Property.

6.1.6 Safety Appliances. To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any particular use made by Tenant and to procure all licenses and permits so required because of such use and, if required by law, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.

6.1.7 Assignment and Subletting. Not without the prior written consent of Landlord to assign this Lease, to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law; as Additional Rent, to reimburse Landlord promptly for reasonable and customary legal and other expenses (not to exceed $1,000.00) incurred by Landlord or any Superior Mortgagee in connection with any request by Tenant for consent to assignment or subletting; no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance. Notwithstanding the foregoing, Landlord’s consent will not be unreasonably withheld and any disapproval shall include a specific reason for same. Landlord’s consent to any proposed assignment or subletting is required both as to the terms and conditions thereof, and as to the creditworthiness of the proposed assignee or subtenant and the consistency of the proposed assignee’s or subtenant’s business with the Permitted Uses of the Premises. In the event that any assignee or subtenant pays to Tenant any consideration attributable to the interest in this Lease or the Premises so assigned or subleased in excess of the Rent then payable hereunder, or pro rata portion thereof on a square footage basis for any portion of the Premises, after deducting Tenant’s reasonable attorneys’ fees, brokerage commissions and other costs, fees and expenses relating to such assignment or sublease. Tenant shall promptly pay 50% of said net excess to Landlord as and when received by Tenant. If Tenant requests Landlord’s consent to assign this Lease or sublet more than 1/3 of the Premises, or the assignment or sublease term will begin three or fewer months before the end of the Lease Term, Landlord shall have the option, exercisable by written notice to Tenant given within 10 days after receipt of such request, to terminate this Lease as of a date specified in such notice which shall be not less than 30 days after the date of such notice. Notwithstanding anything to the contrary contained herein. Tenant shall have the right, without Landlord’s consent, to assign this Lease or sublet the Premises to a corporation or other entity with which it may merge or consolidate, or in connection with a sale of all or substantially all of its assets or to any parent or subsidiary of Tenant; provided that after such assignment or sublet the assignee or sublessee shall have a creditworthiness at least equal to that of Tenant as of the Commencement Date of this Lease.

6.1.8 Indemnity. To defend, with counsel approved by Landlord, all actions against Landlord, its officers, directors, members, employees, agents, advisors and contractors and all others who could be liable for the obligations of any of them, and any holders of mortgages secured by the Property (“Indemnified Parties”) with respect to, and to indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, in the Premises, or connected with the use, condition or occupancy of any thereof, (ii) a breach of Tenant’s obligations under this Lease, or (iii) any act, negligence or willful misconduct of Tenant or its employees, agents, contractors, licensees, sub lessees or invitees; except to the extent arising from the gross negligence or willful misconduct of Landlord or any Indemnified Party.

6.1.9 Tenant’s Liability Insurance.

a. Liability Insurance. To maintain in effect commercial general liability insurance insuring Tenant against liability for bodily injury, property damage and personal injury at the Premises, which may be through an endorsement on a blanket liability policy. Such insurance shall name Landlord, its property manager, any mortgagee of which Tenant has received written notice, and Great Point Investors LLC, as additional insureds. The initial amount of such insurance shall be One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollars ($2,000,000) in the aggregate, with an umbrellas policy of at least Ten Million Dollars ($10,000,000), and shall be subject to reasonable periodic increases specified by Landlord based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers, and other relevant factors. The liability insurance obtained by Tenant under this Section 6.1.9 shall (i) be primary and (ii) insure Tenant’s obligation to Landlord under Section 6.1.8 under a standard contractual liability endorsement. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease.

b. Worker’s Compensation Insurance. To maintain in effect Worker’s Compensation Insurance (including Employees’ Liability Insurance) in the statutory amount covering all employees of Tenant employed or performing services at the Premises, in order to provide the statutory benefits required by the laws of the state in which the Premises are located.

c. Automobile Liability Insurance. To maintain in effect Automobile Liability Insurance, including but not limited to, passenger liability, on all owned and hired vehicles at the Premises, with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000) per vehicle for injuries or death of one or more persons or loss or damage to property.

d. Personal Property Insurance. To maintain in effect Personal Property Insurance covering Tenant’s personal property and trade fixtures from time to time in, on, or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “All Risk Coverage,” as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision herein including, but not limited to, a casualty.

e. Business Interruption Insurance. To maintain in effect Business Interruption Insurance, providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than one year for: (i) the net profit that would have been realized had Tenant’s business continued; and (ii) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under noncancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

f. General Insurance Provisions.

(i) Any insurance which Tenant shall be required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than 30 days’ written notice prior to any cancellation or modification of such coverage.

(ii) Prior to the earlier of Tenant’s entry into the Premises or the Commencement Date, Tenant shall deliver to Landlord an insurance company certificate that Tenant maintains the insurance required by Sections 6.1.9(a)-(e) and not less than 30 days prior to the expiration or termination of any such insurance. Tenant shall deliver to Landlord renewal certificates therefore. Tenant shall provide Landlord with copies of the policies promptly upon written request from time to time. If Tenant shall fail to deliver any certificate or renewal certificate to Landlord required under this Lease within the prescribed time period or if any such policy shall be canceled or modified in contradiction to the terms of this Lease during the Lease Term without Landlord’s consent, Landlord may, after notice and the expiration of the applicable grace period, obtain such insurance, in which case Tenant shall reimburse Landlord, as Additional Rent, for the actual cost of such insurance within 10 days after receipt of a statement of the cost of such insurance. Each time, if any, Tenant exercises a renewal right pursuant to Article 10 of this Lease. Landlord shall have the right to reasonably adjust the terms of Tenant’s insurance requirements hereunder.

(iii) Landlord and Tenant shall maintain all insurance required under this Lease with companies having a “General Policy Rating” of A-X or better, as set forth in the most current issue of the Best Key Rating Guide. Landlord and Tenant, on behalf of themselves and their insurers, each hereby waive any and all rights of recovery against the other, or against the officers, partners, members, employees, agents, or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage shall be covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. All property insurance carried by either party shall contain a waiver of subrogation against the other party to the extent such right shall have been waived by the insured party prior to the occurrence of loss of injury.

6.1.10 Landlord’s Right of Entry. To permit Landlord and Landlord’s agents entry upon reasonable advance notice and without material interference with Tenant’s use of the Premises: to examine the Premises at reasonable times upon reasonable notice and, if Landlord shall so elect, to make repairs or replacements as required or permitted by this Lease; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing (to the extent required under this Lease); and to show the Premises to prospective tenants during the 9 months preceding expiration of the Term provided that Tenant has not exercised its extension option, and to prospective purchasers and mortgagees at all reasonable times upon reasonable notice.

6.1.11 Loading. Not to place Tenant’s property (as described in Section 6.1.12), upon the Premises so as to exceed the floor load capacities; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise.

6.1.12 Tenant’s Property. All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, unless due to the gross negligence of Landlord.

6.1.13 Labor or Materialmen’s Liens. To pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises; and to discharge any such liens which may so attach within five business days after receiving notice of such liens.

6.1.14 Holdover. (A) For each month or portion thereof that Tenant shall retain possession of the Premises, to pay Landlord 200% of the total of the Base Rent and Additional Rent then applicable for each month or portion thereof; and (B) also to pay all damages sustained by Landlord on account thereof. The provisions of this Subsection 6.1.14 shall not operate as a waiver by Landlord of the right of re-entry provided in this Lease.

ARTICLE VII

CASUALTY AND TAKING

7.1 CASUALTY AND TAKING.

In case during the Term all or any substantial part of the Premises, are damaged materially by fire or any other cause, or by action of public or other authority in consequence thereof, or are taken by eminent domain, and the condition of the Premises cannot be restored within 6 months of such event, Landlord shall have the right to terminate this Lease, by notice to Tenant within 30 days after the occurrence of the event giving rise to the election to terminate, which notice shall specify the effective date of termination which shall be not less than 30 nor more than 60 days after the date of notice of such termination. If Landlord does not terminate this Lease as provided above, Landlord shall use due diligence to restore the Premises, or, in case of a taking, what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required or permitted to remove) into proper condition for use and occupation to the extent permitted by the net award of insurance or damages available to Landlord, and a just proportion of the Base Rent according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been restored by Landlord to such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Base Rent and shall be abated for the remainder of the Term. In case during the Term (i) all or any substantial part of the Premises are damaged materially by fire or any other cause, or by action of public or other authority in consequence thereof, or are taken by eminent domain, (ii) Landlord does not elect to terminate this Lease as provided for in this Section 7.1 and (iii) either (a) such damage or taking occurs during the last year of the Lease Term or (b) Landlord does not restore the Premises within 180 days of such event, Tenant shall have the right to terminate this Lease, by notice to Landlord within 30 days after the occurrence of the event giving rise to the election to terminate.

7.2 RESERVATION OF AWARD.

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and the leasehold hereby created, accruing by reason of exercise of eminent domain. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant may make claim for and does not assign to Landlord, any damages payable for (i) trade fixtures installed by Tenant or anybody claiming under Tenant, at its own expense, (ii) relocation expenses recoverable by Tenant from such authority in a separate action and (iii) any other of Tenant’s claims to the extent such do not diminish Landlord’s award.

ARTICLE VIII

RIGHTS OF MORTGAGEE

8.1 SUBORDINATION.

This Lease and all rights of Tenant hereunder, except as expressly provided herein, shall be subject and subordinate in all respects to (a) all present and future ground leases (collectively, including the applicable items set forth in Subdivision (d) of this Section 8.1, the “Superior Lease”) whether or not the Superior Lease shall also cover other lands or buildings, (b) all mortgages and building loan agreements, including leasehold mortgages, which may now or hereafter affect the Premises or the Superior Lease (collectively, including the applicable items set forth in Subdivisions (c) and (d) of this Section 8.1, the “Superior Mortgage”), whether or not any Superior Mortgage shall also cover other lands or buildings or leases, (c) each advance made or to be made under any Superior Mortgage, and (d) all renewals, modifications, replacements, substitutions and extensions of the Superior Lease and any Superior Mortgage. Any holder of a Superior Mortgagee (a “Superior Mortgagee”) may elect that this Lease shall have priority over such Superior Mortgage and, upon notification thereof by such Superior Mortgagee to Tenant, this Lease shall be deemed to have priority over such Superior Mortgage, whether this Lease is dated prior to or subsequent to the date of such Superior Mortgage. Tenant agrees that it will take no steps to terminate this Lease or abate Rent payable hereunder without giving each lessor under a Superior Lease (a “Superior Lessor”), and any Superior Mortgagee requesting same, written notice of any default by Landlord and the opportunity to cure such default (without any obligation on the part of any such person to cure such default) within 45 days thereafter or, if such Superior Lessor or Superior Mortgagee commences such cure within 30 business days and diligently pursues such cure, such longer period as may be reasonably necessary to effect such cure provided Tenant has received notice of the existence of such Superior Lessor or Superior Mortgagee. Landlord shall use reasonable efforts to obtain a subordination and non-disturbance agreement, in recordable form, for each present and future Superior Mortgagee or Superior Lessor.

8.2 SUCCESSOR LANDLORD.

For purposes of this Section 8.2, the term “Successor Landlord” shall mean and include (i) any person, including but not limited to any Superior Lessor or Superior Mortgagee, who, prior to the termination of this Lease, acquires or succeeds to the interest of Landlord under this Lease through summary proceedings, foreclosure action, assignment, deed in lieu of foreclosure or otherwise, and (ii) the successors and assigns of any person referred to in clause (i) of this sentence. Upon any Successor Landlord’s so acquiring, or so succeeding to, the interest of Landlord under this Lease, Tenant shall, at the election and upon the request of the Successor Landlord, fully attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease upon the then executors terms of this Lease, and, provided that this Lease has not been terminated, such Successor Landlord shall recognize Tenant as the tenant under this Lease and perform all of Landlord’s obligations under the Lease. No Successor Landlord shall be bound by any prepayment of rent or additional rent for more than one month in advance. Upon demand of any such Successor Landlord, Tenant agrees to execute reasonable and customary instruments to evidence and confirm the foregoing provisions of this Section reasonably satisfactory to any such Successor Landlord.

ARTICLE IX

DEFAULT

9.1 EVENTS OF DEFAULT.

There shall be an “Event of Default” hereunder if:

(i) any default by Tenant continues after notice (describing such default in reasonable detail), (a) in case of the payment of Rent or any other monetary obligation to Landlord for more than 5 days, (b) in case of the delivery of any document to Landlord for more than 10 days or (c) in any other case for more than 30 days and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in 30 days and Tenant diligently commences and continues to cure such default and completes such cure within 90 days; or

(ii) if Tenant becomes a “debtor” as defined in the U.S. Bankruptcy Code, 11 U.S.C, 101 et seq., as it may be amended (or any similar petition under any insolvency law of any jurisdiction), or if such petition is filed against Tenant and not dismissed within 60 days; or

(iii) if Tenant makes an assignment or trust mortgage for benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property of Tenant and such appointment or taking is not dismissed within 60 days; or if the leasehold hereby created is taken on execution or other process of law in any action against Tenant.

If there shall be an Event of Default hereunder, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such Event of Default continues and without further notice, at Landlord’s election, do any one or more of the following:

(a) give Tenant written notice stating that the Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event the Lease shall be irrevocably extinguished and terminated as stated in such notice without any further action; or

(b) with process of law, in a lawful manner enter and repossess the Premises and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event the Lease shall be irrevocably extinguished and terminated at the time of such entry; or

(c) pursue any other rights or remedies permitted by law.

Landlord shall use reasonable efforts to mitigate its damages in the case of an Event of Default.

Any such termination of the Lease shall be without prejudice to any remedies which might otherwise be used for arrears of Rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided. Tenant hereby waives all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the reasonable expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2 TENANT’S OBLIGATIONS AFTER TERMINATION.

In the event that this Lease is terminated in accordance with its terms as a result of Tenant’s default, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved and the rental value, there shall be included, in addition to the Base Rent and all Additional Rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable and actually incurred expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

9.3 LANDLORD DEFAULT.

If Landlord defaults in the performance of any of its obligations under this Lease and such default continues for a period of more than 30 days after receipt of written notice from Tenant specifying such default, except if such default requires more than 30 days to cure and Landlord has commenced and is diligently prosecuting such cure, Tenant may avail itself of any remedies available to it at law or in equity.

ARTICLE X

MISCELLANEOUS

10.1 NOTICES FROM ONE PARTY TO THE OTHER.

All notices, requests and other communications required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant and Landlord shall be delivered to the address specified in Article I above. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon notice to the other party.

10.2 BIND AND INURE.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Landlord named herein and each successive owner of the Property shall be liable only for the obligations accruing during the period of its ownership. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property and the proceeds of any insurance or action in the nature of eminent domain relating to the Property, but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee, member, beneficiary, agent or advisor of Landlord or Tenant shall be personally liable under this Lease. Tenant shall look solely to Landlord’s interest in the Property, and the proceeds of any insurance or action in the nature of eminent domain relating to the Property remedies upon an event of default hereunder, and the general assets of the individual partners, trustees, stockholders, officers, employees, members or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

10.3 NO SURRENDER.

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.4 NO WAIVER, ETC.

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver is in writing and signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

10.5 NO ACCORD AND SATISFACTION.

No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.6 CUMULATIVE REMEDIES.

The specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.7 LANDLORD’S RIGHT TO CURE.

If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any reasonable and necessary payment of money or perform any reasonable and necessary other act. All sums so paid by Landlord (together with interest at the rate of 4% per annum in excess of the then average prime commercial rate of interest being charged by FleetBoston) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

10.8 ESTOPPEL CERTIFICATE.

Tenant and Landlord agree, from time to time, upon not less than 10 days’ prior written request by the other, to execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect; that, to such party’s knowledge, it has no defenses, offsets or counterclaims against its obligations to pay the Rent and/or to perform its other covenants under this Lease; that to the extent true, there is no default or Event of Default then existing and it has not received a notice of any alleged default by the requesting party under the Lease; that the Lease has not been modified or amended (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); the dates to which the Base Rent, Additional Rent and other charges have been paid; and such other factual matters as the requesting party may reasonably request.

Any such statement delivered pursuant to this Section 11.8 shall be in a form reasonably acceptable to and may be relied upon by any prospective purchaser or mortgagee of premises which include the Premises or any prospective assignee of any such mortgagee.

10.9 WAIVER OF JURY TRIAL.

THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY(IES) AGAINST ANY OTHER PARTY(IES) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

10.10 ACTS OF GOD.

In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties not limited to the Premises or Tenant’s or Landlord’s business operations, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.

10.11 BROKERAGE.

Tenant represents and warrants that it has dealt with no broker in connection with this transaction other than the Brokers and agrees to defend, with counsel reasonably approved by Landlord, indemnify and save Landlord harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent, other than the Brokers, with respect to Tenant’s dealings in connection with this Lease. Landlord represents and warrants to Tenant that it has dealt with no broker in connection with this transaction other than the Brokers and agrees to defend, with counsel reasonably approved by Tenant, indemnify and save Tenant harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent with respect to Landlord’s dealings in connection with this Lease.

10.12 SUBMISSION NOT AN OFFER.

The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each of them.

10.13 APPLICABLE LAW AND CONSTRUCTION.

This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby unless the purpose of this Lease is materially and adversely affected and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

There are no oral or written agreements between Landlord and Tenant affecting this Lease, except as specified in this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If Tenant is comprised of more than one person or entity, the obligations imposed by this Lease upon Tenant shall be joint and several.

10.14 EXTENSION OPTION.

10.14.1 Provided that there is not an outstanding Event of Default under this Lease and that no event or condition exists with respect to which Landlord has given Tenant written notice and after the expiration of any grace period would constitute an Event of Default under this Lease at the time the option may be exercised and at the time the Extension Period commences, Landlord grants Tenant one option (the “Extension Option”) to extend this Lease with respect to all of the Premises for one additional period of five years (the “Extension Period”). The Extension Option shall be exercised by Tenant delivering written notice to Landlord at least 9 months and not more than 12 months prior to the Expiration Date of the initial Term. Time is of the essence as to the giving of such notice.

10.14.2 The rate of annual Base Rent (the “Extension Rental Rate”) for each year of the Extension Period will be 103% of the annual Base Rent for the previous Lease Year.

10.14.3 Landlord and Tenant shall execute an amendment to this Lease within 30 days after Landlord’s receipt of the Extension Notice, which amendment shall set forth the extended Term and the Extension Rental Rate. Except for the change in the rate of Base Rent, the Extension Period shall be subject to all of the terms and conditions of this Lease.

10.14.4 Neither any option granted to Tenant in this Lease to renew or extend the Term, nor the exercise of any such option by Tenant, shall prevent Landlord from exercising any option or right granted or reserved to Landlord in this Lease or that Landlord may otherwise have, to terminate this Lease or any renewal or extension of the Term either during the original Term or during the renewed or extended term. Any renewal or extension right granted to Tenant shall be personal to Tenant and may not be exercised by any assignee, subtenant or legal representative of Tenant. Any termination of this Lease shall serve to terminate any such renewal or extension of the Term, whether or not Tenant shall have exercised any option to renew or extend the Term. No option granted to Tenant to renew or extend the Term shall be deemed to give Tenant any further option to renew or extend.

10.15 SIGNS.

Tenant, at Tenant’s expense, will be allowed exterior Building signage using its national logo and colors in accordance with the Property’s signage program. All signage must comply with all applicable laws, codes and regulations, including, without limitation, zoning and building codes. Tenant shall be responsible for obtaining all necessary permits and approvals. The location, materials, design and method of installation of all signage shall be subject to Landlord’s prior written approval, which will not be unreasonably withheld. Landlord will provide Tenant with the Property’s signage program as soon as it is available. Landlord, at Landlord’s expense, shall provide Tenant with suite identity and directory signage in accordance with the Property’s signage program. Monument signage may be available to Tenant at Tenant’s expense. In all events, Tenant shall have no less signage than the other tenants, if any, in the building. Time is of the essence.

10.16 PARKING.

During the initial Lease Term, Tenant shall have the right to occupy the Parking Spaces (as defined in Section 1.1) at no extra charge. Subject to availability, additional covered reserved parking spaces will be available to Tenant at Landlord’s then applicable monthly rates, which initially shall be $30.00 per stall.

10.17 ACKNOWLEDGMENT OF LENDER’S LIEN.

Landlord acknowledges that Tenant has previously granted its lending institution, Foothill Capital Corp and its successors and assigns (“Foothill”), a lien on, and security interest in, all of Tenant’s inventory, furniture and equipment (the “Collateral”). Notwithstanding anything to the contrary in this Lease, Landlord agrees that Foothill’s lien is, and shall be, during the existence of this Lease, and without requirement of any other written documentation, first and superior to any lien or claim Landlord may have with respect to the Collateral.

SIGNATURES FOLLOW ON NEXT PAGE

EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

LANDLORD:

BROADWAY BUSINESS CENTER LLC

By:	MSC Broadway LLC, Primary Member

	By:	/s/ John H. Baxter
	Name:	John H. Baxter
	Title:	Vice President

TENANT:

LESLIE’S POOLMART, INC.

By:	/s/ Lawrence H. Hayward
Name:	Lawrence H. Hayward
Title:	President & CEO